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EXHIBIT 99.2

Contact: Charles Nicholas
708-873-2740

ANDREW CORPORATION ANNOUNCES ADDITIONAL SHARES REPURCHASE PROGRAM

        Orland Park, IL, August 4, 2003—Andrew Corporation (Nasdaq: ANDW) announced today that its Board of Directors has authorized the company to repurchase an additional 15 million shares of its common stock. The authorization is in addition to the 15 million share repurchase authorized under its 1997 stock buy-back program. Andrew has repurchased approximately 11.8 million shares to date under the 1997 repurchase program.

        The repurchases may be made on the open market or in negotiated transactions and the timing and amount of shares repurchased will be determined by the company's management based on its evaluation of market and economic conditions and other factors. The repurchase program will be funded using the company's cash reserves as may be supplemented by proceeds from the company's proposed offering of convertible subordinated notes.

About Andrew Corporation

        Andrew Corporation (<http://www.andrew.com>) designs, manufactures, and delivers innovative and essential communications equipment and solutions for the global telecommunications infrastructure market. A global company, Andrew serves operators and OEMs from facilities in 36 countries. Andrew (founded in 1937) is an S&P 500 company listed on the Nasdaq National Market System under the symbol: ANDW.

Forward Looking Statements

        Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company's ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers' ability to fund purchases of our products and services, the company's ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

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ANDREW CORPORATION ANNOUNCES ADDITIONAL SHARES REPURCHASE PROGRAM